Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Virgin Galactic Holdings, Inc. on Form S-3 of our report dated March 18, 2019, with respect to our audits of the financial statements of Social Capital Hedosophia Holdings, Corp. (now known as Virgin Galactic Holdings, Inc. as of December 31, 2018 and 2017 and for the year ended December 31, 2018 and for the period from May 5, 2017 (inception) through December 31, 2017, appearing in the Annual Report on Form 10-K of Virgin Galactic Holdings, Inc. for the year ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

November 18, 2019